CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Comparison of the Funds -Financial Highlights”, “Experts”, “Exhibit 1, Agreement and Plan of Reorganization, Representations and Warranties of Fundamental Growth Fund” and “Exhibit 1, Agreement and Plan of Reorganization, Conditions of Mercury Fund”, and to the incorporation by reference of our report dated October 22, 2003 for Merrill Lynch Fundamental Growth Fund, Inc. in the Registration Statement (Form N-14 Investment Company Act File No. 333-109472 and Investment Company Act File No. 811-6669) and related Combined Proxy Statement and Prospectus of Merrill Lynch Fundamental Growth Fund, Inc. and Mercury Growth Opportunity Fund, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

MetroPark, New Jersey October 31, 2003